UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2015

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (218) 634-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2015, ANI Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ANI"), Teva Pharmaceuticals USA, Inc., a Delaware corporation and certain affiliates of Teva Pharmaceuticals USA, Inc. (collectively, "Teva"), entered into a second amendment (the "Second Amendment") to the December 26, 2013 Asset Purchase Agreement, as amended, (the "Agreement") by and between the Company and Teva.

Under the Second Amendment, Company agreed to acquire all of Teva's right, title and interest, within the United States and its territories, under Abbreviated New Drug Applications (collectively the "ANDAs" and each a "Product ANDA") and documents relating thereto (together with the ANDAs, the "Purchased Assets") relating to 22 previously marketed generic drug products for a total purchase price of $25 million plus a royalty on future gross profits from product sales for each product manufactured by the Company pursuant to a Product ANDA.

The Company assumes all liabilities and obligations for the Purchased Assets from and after the date such Purchased Assets are acquired.

The Asset Purchase Agreement, as amended, contains various representations, warranties and covenants, as well as provisions relating to insurance, confidential information and confidentiality and other matters that are customary for such a transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press release, dated July 13, 2015, issued by ANI

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANI PHARMACEUTICALS, INC.

	By:	/s/ Charlotte C. Arnold
Charlotte C. Arnold
Vice President, Finance, and Chief Financial Officer
Dated: July 13, 2015